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                                   EXHIBIT 11.01

                     RIO HOTEL & CASINO, INC. and SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER COMMON SHARE


                                                                  THREE MONTHS ENDED
                                                            MARCH 31,          MARCH 31,
                                                              1996               1995
                                                          (Unaudited)        (Unaudited)
PRIMARY:
   EARNINGS:
      NET INCOME                                           $  5,325,834     $  4,511,732

      SHARES:
      WEIGHTED AVERAGE NUMBER OF COMMON SHARES
         AND EQUIVALENTS OUTSTANDING                         21,167,469       21,297,196
      STOCK OPTIONS                                             288,837          315,443

      WEIGHTED AVERAGE NUMBER OF COMMON SHARES
         OUTSTANDING, AS ADJUSTED                            21,456,306       21,612,639

   EARNINGS PER COMMON SHARE:
      NET INCOME PER COMMON SHARE                          $       0.25     $       0.21

FULLY DILUTED:
    EARNINGS:
      NET INCOME                                           $  5,325,834     $  4,511,732

   SHARES:
      WEIGHTED AVERAGE NUMBER OF COMMON SHARES
         AND EQUIVALENTS OUTSTANDING                         21,167,469       21,297,196
      STOCK OPTIONS                                             364,734          399,355

      WEIGHTED AVERAGE NUMBER OF COMMON SHARES
         OUTSTANDING, AS ADJUSTED                            21,532,203       21,696,551

   EARNINGS PER COMMON SHARE:
      NET INCOME PER COMMON SHARE                          $       0.25     $       0.21

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